Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 4:30 PM ET, October 28, 2005

eOn Communications Announces Initiatives to Fuel Profitable Growth

ATLANTA (October 28, 2005) – To fuel sustainable growth in sales, earnings and share holder value, the executive management of eOn Communications Corporation™ (NASDAQ: EONC), today announced key changes in its strategic plan.

With its new direction, eOn will:

1. Acquire new technology consistent with our telecom experience and relationships.

2. Strengthen existing businesses by focusing on growth opportunities.

David Lee, chief executive officer of eOn Communications, said, “Our goal has always been to leverage our 20 years of development and operations experience providing telecommunications solutions. We believe the major growth opportunities are in wireless and VOIP markets.”

The major strategic changes are:

1.	Acquire new technology consistent with our telecom experience and relationships

Today, we announced our intent to acquire Spark Technology Corporation which designs and markets accessories for wireless telephones. Spark recently announced CellStik™, a small memory device that allows the user to easily backup, enter, edit and transfer their cell phone contacts. CellStik™ provides a unique solution for a growing problem in the cellular market.

Research has shown that millions of phones are lost each year and over 90% of mobile phone subscribers have no backup of their contacts. To address this need, Spark has introduced its patent pending product called “CellStik™”. CellStik™ is an easy to use, compact consumer product, which allows the consumer to backup, edit and transfer their mobile phone contacts. CellStik™ will be available in retail stores in the first quarter of 2006.

2.	Strengthen existing businesses by focusing on growth opportunities.

•

On October 5th, the Company announced new enhancements that enable its proven business communications solution, the Millennium PBX, with integrated VoIP networking capabilities and advanced desktop telephony functions. Millennium IPConnect is a Session Initiation Protocol (SIP) compliant network interface that extends the feature rich capabilities of the Millennium PBX to remote workers and branch offices via IP networking.

eOn IP Phone 500 is a multifunction telephone that offers easy access to the Millennium’s advanced telephony and messaging features to users located anywhere there is an IP network connection.

We believe these new VoIP enhancements will drive significant revenue from the Company’s large installed base of Millennium customers, beginning in the April/May 2006 time frame.

•	While the company will place emphasis on growth opportunities, it will continue to support its existing contact center product line, the eQueue, and its global customer base. Therefore, on Wednesday, October 26, the Company announced that it signed a memorandum of understanding to sell its 54% interest in Cortelco Shanghai Telecom Equipment Company. The transaction will generate up to $1.8M in cash that will be used to drive the Company’s new strategy.

About eOn Communications™

eOn Communications is a global provider of innovative communications solutions. Backed with over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.